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                                   Exhibit 23

                        CONSENT OF INDEPENDENT AUDITORS
                        -------------------------------



The Board of Directors
Center Banks Incorporated:


We consent to incorporation by reference in the registration statement Nos. 33-37281, 33-92198 and 33-37282 on Form S-8 of Center Banks Incorporated of our report dated January 23, 1996, relating to the consolidated balance sheets of Center Banks Incorporated and subsidiary as of December 31, 1995 and 1994, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1995, which report has been incorporated by reference in the December 31, 1995 annual report on Form 10-K of Center Banks Incorporated. Our report refers to a change in accounting for impaired loans at January 1, 1995.


/s/  KPMG Peat Marwick LLP


Syracuse, New York
March 28, 1996